Exhibit 99.1

For: TECHNOLOGY RESEARCH CORPORATION	Contact: Thomas G. Archbold
5250 140th Avenue North	Chief Financial Officer
Clearwater, Florida 33760	Tel: (727) 812-0659
Owen Farren, President and CEO	Fax: (727) 535-9691
Web Page: www.trci.net

       TECHNOLOGY RESEARCH CORPORATION REPORTS FIRST QUARTER FINANCIAL RESULTS

CLEARWATER, FLORIDA, August 6, 2009 -Technology Research Corporation (“TRC”), (NASDAQ-TRCI), today announced revenue and earnings for its first fiscal quarter ended June 30, 2009.

Revenue was $9.7 million for the fiscal quarter ended June 30, 2009, an increase of $1.1 million from revenue of $8.6 million for the fiscal quarter ended June 30, 2008.  Net income for the first fiscal quarter ended June 30, 2009 was $1.2 million or $.20 per diluted common share compared with net income of $58,000 or $0.01 per diluted common share for the fiscal quarter ended June 30, 2008.

Orders for the first fiscal quarter were $6.0 million, a decrease of $0.9 million from the same fiscal quarter last year.  Military orders were $2.5 million, an increase of $1.4 million from the first fiscal quarter of the previous year and commercial orders were $3.5 million, a decrease of $2.2 million from the first quarter of the prior year.

Net cash and cash equivalents and short-term investments were approximately $8.2 million at June 30, 2009 an increase of approximately $2.2 million from March 31, 2009.

Owen Farren, President & CEO said, “Our fiscal first quarter was very profitable primarily due to the timing of delivery requirements of our largest military customer being heavily weighted to the first half of our fiscal year.  This resulted in increased gross margin due to sales mix as well as improved overhead absorption related to the increased production volume.  During our first fiscal quarter, our RAC revenue has declined to the point where we reserved the remaining inventory balance and tooling associated with this product.  We have now fully implemented our strategy to drive RAC customers to our royalty-paying licensees.  We continue to be affected by the volatility of commercial markets.

We believe that our second fiscal quarter of FY10 will continue to be favorably impacted by the timing of delivery requirements to our largest customer.  We anticipate that our military revenue will return to more historical levels in the second half of FY10.  While we expect our operating results for the second half of FY10 will be profitable, we continue to be impacted on the commercial side by the global recession and we do not anticipate that our earnings for the third and fourth fiscal quarters of FY10 will be at the same level as our earnings for the most recent quarter.”

The first quarter dividend of $.02 per share was paid on July 15, 2009 to shareholders of record as of June 30, 2009.
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TRC is an internationally recognized leader in electrical safety products that prevent electrocution and electrical fires and protect against serious injury from electrical shock.  Based on its core technology in ground fault sensing, products are designed to meet the needs of the consumer, commercial and industrial markets worldwide.  The Company also supplies power monitors and control equipment to the United States Military and its prime contractors.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.  These statements are related to future events, other future financial performance or business strategies, and may be identified by terminology such as "may," "will," "should," "expects," "scheduled," "plans," "intends," "anticipates," "believes," "estimates," "potential," or "continue," or the negative of such terms, or other comparable terminology.  These statements are only predictions.  Actual events as well as results may differ materially.  In evaluating these statements, you should specifically consider the factors described throughout this report.  We cannot be assured that future results, levels of activity, performance or goals will be achieved.

TECHNOLOGY RESEARCH CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share data) (Unaudited)

	Three Months Ended June 30

	2009	2008
Revenue:
Commercial	$ 3,365	5,562
Military	6,208	2,988
Royalty	126	81
Total revenue	9,699	8,631
Cost of sales	5,649	6,097
Gross profit	4,050	2,534

Operating expenses:
Selling and marketing	672	687
General and administrative	1,004	1,247
Research and development	673	537
Total operating expenses	2,349	2,471

Income from operations	1,701	63

Other income, net	3	18
Income before income taxes	1,704	81
Income tax expense	489	23
Net income	$ 1,215	58

Earnings per common share:
Basic	$ 0.20	0.01
Diluted	$ 0.20	0.01

Weighted average number of common shares outstanding:
Basic	5,890,828	5,890,828
Diluted	5,915,579	5,903,215

The accompanying notes are an integral part of the condensed consolidated financial statements

TECHNOLOGY RESEARCH CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)

ASSETS	June 30,	March 31,
	2009	2009
Current assets:
Cash and cash equivalents	$ 3,203	2,954
Short-term investments	4,998	3,996
Accounts receivable, net	5,779	5,372
Income taxes receivable	177	631
Inventories	7,052	8,013
Deferred income taxes	654	622
Prepaid expenses and other current assets	330	265
Total current assets	22,193	21,853

Property, plant and equipment	2,871	3,189
Intangible assets (net)	389	404
Other assets	33	33
Total Assets	$ 25,486	25,479

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Trade accounts payable	$ 1,334	1,309
Unsettled treasury obligations	-	998
Accrued expenses	1,113	1,422
Accrued dividends	121	121
Total current liabilities	2,568	3,850
Income taxes payable	190	111
Deferred income taxes	25	37
Total liabilities	2,783	3,998

Stockholders' equity:
Common stock	3,015	3,015
Additional paid-in capital	10,109	9,982
Retained earnings	9,619	8,524
Common stock held in treasury	(40)	(40)
Total stockholders' equity	22,703	21,481
Total liabilities and stockholders’ equity	$ 25,486	25,479